FOR IMMEDIATE RELEASE

Contact:    Anderson L. Smith
            President and Chief Executive Officer
            (423) 586-8421


                      JEFFERSON BANCSHARES, INC. ANNOUNCES
                    APPROVAL OF NEW STOCK REPURCHASE PROGRAM

         November 13, 2008, Morristown, Tennessee -- Jefferson Bancshares, Inc. (NASDAQ: "JFBI") (the "Company"), the holding company for Jefferson Federal Bank, announced today that its Board of Directors has approved a fourth stock repurchase program to acquire up to 620,770 shares, or 10% of the Company's outstanding common stock. The Company's third stock repurchase program, which was approved on February 24, 2006 and authorized the Company to acquire up to 690,261 shares of its outstanding common stock, was completed on November 12, 2008. Repurchases, which will be conducted through open market purchases or privately negotiated transactions, will be made from time to time depending on market conditions and other factors. Repurchased shares will he held in treasury.

         Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a Tennessee-chartered savings bank headquartered in Morristown, Tennessee. Jefferson Federal Bank is a community-oriented financial institution offering traditional financial services with offices in Hamblen, Knox, Sullivan and Washington Counties, Tennessee. The Company's stock is listed on the NASDAQ Global Market under the symbol "JFBI." More information about the Company and Jefferson Federal Bank can be found online at www.jeffersonfederal.com.